Exhibit 99.1

FOR IMMEDIATE RELEASE
July 25, 2019
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2019 SECOND QUARTER EARNINGS OF $0.33 PER COMMON SHARE
Results Include 10% Year-Over-Year Increases in Earnings Per Common Share and Tangible Book Value Per Common Share
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2019 second quarter of $364 million, an increase of 3% from the year-ago quarter. Earnings per common share (EPS) for the 2019 second quarter were $0.33, up 10% from the year-ago quarter. Tangible book value per common share as of 2019 second quarter-end was $7.97, a 10% year-over-year increase. Return on average assets was 1.36%, return on average common equity was 13.5%, and return on average tangible common equity was 17.7%.
“We are pleased with our solid second quarter performance,” said Steve Steinour, chairman, president, and CEO. “We remain disciplined in the execution of our strategies and have taken appropriate measures to drive long-term performance. In the quarter, we completed the sale of our Wisconsin retail branches and optimized our balance sheet through the sale of securities and the exit of certain loan and deposit relationships which did not meet our heightened return profile. We are focused on improving long-term returns through efficient capital allocation, prudent pricing, and disciplined growth.”
"During the second quarter, the downward movement in LIBOR and the flattening of the yield curve compressed the NIM. Due to the changing interest rate outlook, market volatility, and the market's expectations for Fed interest rate cuts during the second half of this year, we took certain actions to drive results in this more challenging interest rate environment. We accelerated the implementation of our hedging program and have now substantially executed the planned hedging transactions. We are better positioned to manage through a lower interest rate environment going forward. Also, consistent with our commitment to adjust expense growth as the revenue environment changes, we moderated the pace of discretionary spending and certain planned investments in order to reduce expense growth. We remain committed to driving positive operating leverage for the seventh consecutive year in 2019."
"Huntington received the highest score in the J.D. Power 2019 U.S. Online Banking and Banking Mobile App Satisfaction Studies. We are pleased with this independent recognition of our mobile and digital technology, which follows the launch of our digital platform "The Hub" last year. Our investments continue to build on our customer experience advantage to grow market share and share of wallet in the markets we serve."1
In accordance with our 2019 capital plan, last week the Board approved a 7% increase to the quarterly cash dividend on the Company's common stock. Following the completion of the 2018 capital plan's share repurchase in the 2019 second quarter, the Board also approved the repurchase of up to $513 million of common shares over the next four quarters. Purchases of common stock under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs.
"The underlying economic fundamentals in our footprint continue to reflect a favorable outlook for both consumers and businesses. Our business customers remain positive yet continue to experience a tight labor market. Our loan pipelines remain steady as competition for loans and deposits is rational. Our credit metrics remain strong. We do not foresee a recession in the near term; however, our core earnings power, strong capital, aggregate moderate-to-low risk appetite, and long-term strategic alignment position us to withstand economic headwinds, including changes in the interest rate outlook,” Steinour said.

2019 Second Quarter Highlights compared with 2018 Second Quarter:

•	Fully-taxable equivalent total revenue increased $66 million, or 6%.

•	Fully-taxable equivalent net interest income increased $28 million, or 4%.

•	Net interest margin increased 2 basis points to 3.31%.

•	Noninterest income increased $38 million, or 11%, including a $15 million gain on the sale of the Wisconsin retail branches.

•	Noninterest expense increased $48 million, or 7%.

•	Efficiency ratio of 57.6%, up from 56.6%.

•	Average loans and leases increased $3.0 billion, or 4%, year-over-year, including a $1.7 billion, or 5%, increase in consumer loans and a $1.3 billion, or 4%, increase in commercial loans.

•
Average core deposits increased $3.3 billion, or 4%, year-over-year, driven by a $2.4 billion, or 11%, increase in money market deposits and a $2.1 billion, or 54%, increase in core certificates of deposit.

•	Net charge-offs equated to 0.25% of average loans and leases, up from 0.16%.

•	Nonperforming asset ratio of 0.61%, up from 0.57%.

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 9.88%, down from 10.53% and within our 9% to 10% operating guideline.

•	Tangible common equity (TCE) ratio of 7.80%, up from 7.78%.

•	Tangible book value per common share increased $0.70, or 10%, to $7.97.

•	Repurchased $152 million of common stock (11.3 million shares at an average price of $13.40 per share).

1Huntington received the highest score in the J.D. Power 2019 US Online Banking and Banking Mobile App Satisfaction Studies of customers’ satisfaction with their financial institution’s online experience and mobile applications for banking account management. Visit jdpower.com/awards

Table 1 – Earnings Performance Summary

	2019		2018
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$364	$358	$334	$378	$355
Diluted earnings per common share	0.33	0.32	0.29	0.33	0.30

Return on average assets	1.36%	1.35%	1.25%	1.42%	1.36%
Return on average common equity	13.5	13.8	12.9	14.3	13.2
Return on average tangible common equity	17.7	18.3	17.3	19.0	17.6
Net interest margin	3.31	3.39	3.41	3.32	3.29
Efficiency ratio	57.6	55.8	58.7	55.3	56.6

Tangible book value per common share	$7.97	$7.67	$7.34	$7.06	$7.27
Cash dividends declared per common share	0.14	0.14	0.14	0.14	0.11
Average diluted shares outstanding	1,060	1,066	1,073	1,104	1,123

Average earning assets	$99,188	$99,212	$97,752	$96,753	$96,363
Average loans and leases	74,932	74,775	73,822	72,751	71,887
Average core deposits	78,723	79,033	79,078	77,680	75,386

Tangible common equity / tangible assets ratio	7.80%	7.57%	7.21%	7.25%	7.78%
Common equity Tier 1 risk-based capital ratio	9.88	9.84	9.65	9.89	10.53

NCOs as a % of average loans and leases	0.25%	0.38%	0.27%	0.16%	0.16%
NAL ratio	0.57	0.56	0.45	0.50	0.52
ALLL as a % of total loans and leases	1.03	1.02	1.03	1.04	1.02

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Net Interest Income Growth Primarily Driven by Increase in Average Earning Assets

	2019		2018
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$812	$822	$833	$802	$784	(1)%	4%
FTE adjustment	7	7	8	8	7	0	0
Net interest income - FTE	819	829	841	810	791	(1)	4
Noninterest income	374	319	329	342	336	17	11
Total revenue - FTE	$1,193	$1,148	$1,170	$1,152	$1,127	4%	6%

						Change (bp)
Yield / Cost						LQ	YOY
Total earning assets	4.35%	4.40%	4.32%	4.16%	4.07%	(5)	28
Total loans and leases	4.80	4.85	4.76	4.60	4.49	(5)	31
Total securities	2.79	2.86	2.84	2.73	2.71	(7)	8
Total interest-bearing liabilities	1.39	1.35	1.23	1.13	1.05	4	34
Total interest-bearing deposits	0.97	0.94	0.84	0.73	0.59	3	38

Net interest rate spread	2.96	3.05	3.09	3.03	3.02	(9)	(6)
Impact of noninterest-bearing funds on margin	0.35	0.34	0.32	0.29	0.27	1	8
Net interest margin	3.31%	3.39%	3.41%	3.32%	3.29%	(8)	2
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2019 second quarter increased $28 million, or 4%, from the 2018 second quarter. This reflected the benefit from the $2.8 billion, or 3%, increase in average earning assets coupled with a 2 basis point increase in the FTE net interest margin (NIM) to 3.31%. The NIM expansion reflected a 28 basis point year-over-year increase in average earning asset yields and an 8 basis point increase in the benefit from noninterest-bearing funds, partially offset by a 34 basis point increase in average interest-bearing liability costs. The increase in earning asset yields was primarily driven by higher consumer loan yields and the impact of higher LIBOR rates on commercial loan yields. The increase in average interest-bearing liability costs primarily reflects higher deposit costs. Embedded within these yields and costs, FTE net interest income during the 2019 second quarter included $13 million, or approximately 5 basis points, of purchase accounting impact compared to $19 million, or approximately 8 basis points, in the year-ago quarter.
Compared to the 2019 first quarter, FTE net interest income decreased $10 million, or 1%, primarily reflecting the NIM compression of 8 basis points as average earning assets remained flat. The NIM contraction reflected a 5 basis point decrease in average earning asset yields and a 4 basis point increase in average interest-bearing liability costs, partially offset by a 1 basis point increase in the benefit from noninterest-bearing funds. The decrease in earning asset yields was primarily driven by the impact of lower LIBOR rates in the quarter on commercial loan yields, the incremental cost of the hedging program, and lower securities yields. The increase in average interest-bearing liability costs primarily reflects higher money market deposit costs. The purchase accounting impact on the NIM was approximately 5 basis points in the 2019 second quarter, down 1 basis point from the prior quarter. The net impact of the asset and liability derivatives on the NIM was a less than 1 basis point reduction in the 2019 second quarter as the liability derivatives nearly offset the impact of the asset derivatives.

Table 3 – Average Earning Assets – Continued Year-over-Year C&I and Residential Mortgage Loan Growth Reflects Underlying Economic Strength of the Footprint

	2019		2018
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$30.6	$30.5	$29.6	$28.9	$28.9	0%	6%
Commercial real estate	6.9	6.9	6.9	7.2	7.4	1	(6)
Total commercial	37.5	37.4	36.5	36.0	36.2	0	4
Automobile	12.2	12.4	12.4	12.4	12.3	(1)	0
Home equity	9.5	9.6	9.8	9.9	9.9	(2)	(5)
Residential mortgage	11.0	10.8	10.6	10.2	9.6	2	14
RV and marine	3.4	3.3	3.2	3.0	2.7	4	28
Other consumer	1.3	1.3	1.3	1.2	1.2	(2)	9
Total consumer	37.4	37.4	37.3	36.7	35.7	0	5
Total loans and leases	74.9	74.8	73.8	72.8	71.9	0	4
Total securities	22.9	23.1	22.7	23.2	23.8	(1)	(4)
Held-for-sale and other earning assets	1.4	1.3	1.3	0.8	0.7	6	97
Total earning assets	$99.2	$99.2	$97.8	$96.8	$96.4	0%	3%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2019 second quarter increased $2.8 billion, or 3%, from the year-ago quarter, primarily reflecting a $3.0 billion, or 4%, increase in average loans and leases. Average commercial and industrial (C&I) loans increased $1.8 billion, or 6%, reflecting growth in corporate banking, asset finance, and dealer floorplan. Average residential mortgage loans increased $1.4 billion, or 14%, driven by the successful expansion of our home lending business within our existing markets. Average RV and marine loans increased $0.7 billion, or 28%, reflecting market share increases across our markets, while maintaining our commitment to super prime originations. Held-for-sale and other earning assets increased $0.7 billion, or 97%, primarily due to the inclusion of deposits in Federal Reserve Bank balances. These balances were treated as non-earning assets prior to the fourth quarter 2018. Average total securities decreased $0.9 billion, or 4%, primarily due to runoff in the portfolio in 2018 and balance sheet optimization actions taken in the 2019 second quarter.
Compared to the 2019 first quarter, average earning assets were relatively unchanged. Average commercial loans increased less than 1%. The disciplined growth included continued active portfolio management associated with our heightened return requirements. Consumer loans were relatively unchanged, with consistency across products. Average total securities decreased $0.3 billion, or 1%, primarily reflecting the balance sheet optimization actions taken in the 2019 second quarter.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $117 million of loans held-for-sale.

Table 4 – Average Liabilities – Continued Year-over-Year Growth in Core Deposits

	2019		2018
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$19.8	$19.9	$20.4	$20.2	$20.4	(1)%	(3)%
Demand deposits - interest-bearing	19.7	19.8	19.9	19.6	19.1	0	3
Total demand deposits	39.5	39.7	40.3	39.8	39.5	(1)	0
Money market deposits	23.3	22.9	22.6	21.5	20.9	2	11
Savings and other domestic deposits	10.1	10.3	10.5	11.4	11.1	(2)	(9)
Core certificates of deposit	5.9	6.1	5.7	4.9	3.8	(3)	54
Total core deposits	78.7	79.0	79.1	77.7	75.4	0	4
Other domestic deposits of $250,000 or more	0.3	0.3	0.3	0.3	0.2	(7)	28
Brokered deposits and negotiable CDs	2.7	3.4	3.5	3.5	3.7	(21)	(27)
Total deposits	$81.7	$82.7	$82.9	$81.5	$79.3	(1)%	3%

Short-term borrowings	$3.2	$2.3	$1.0	$1.7	$3.1	36%	3%
Long-term debt	8.9	9.0	8.9	8.9	9.2	(1)	(3)
Total debt	$12.1	$11.3	$9.9	$10.6	$12.3	7%	(2)%

Total interest-bearing liabilities	$74.0	$74.1	$72.4	$71.9	$71.2	0%	4%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2019 second quarter increased $2.8 billion, or 4%, from the year-ago quarter. Average total deposits increased $2.4 billion, or 3%, while average total core deposits increased $3.3 billion, or 4%. Average money market deposits increased $2.4 billion, or 11%, reflecting the shift in promotional pricing to consumer money market accounts in mid-2018. Average core certificates of deposit increased $2.1 billion, or 54%, reflecting consumer deposit growth initiatives primarily in the first three quarters of 2018. Average interest-bearing demand deposits increased $0.6 billion, or 3%, primarily driven by the shift in commercial balances from noninterest-bearing to interest-bearing checking. Savings and other domestic deposits decreased $1.0 billion, or 9%, primarily reflecting a continued shift in consumer product mix. Average brokered deposits and negotiable CDs decreased $1.0 billion, or 27%, as growth in core deposits reduced reliance on wholesale funding. Average noninterest-bearing demand deposits decreased $0.6 billion, or 3%, primarily driven by the aforementioned shift in commercial checking balances, partially offset by continued growth in consumer noninterest-bearing checking.
Compared to the 2019 first quarter, average total interest-bearing liabilities decreased $0.1 billion, or less than 1%. Average total deposits decreased $1.1 billion, or 1%. Average short-term borrowings increased $0.8 billion, or 36%, which was nearly offset by a decrease of $0.7 billion, or 21%, in average brokered deposits and negotiable CDs due to changes in the wholesale funding mix.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $725 million of deposits.

Noninterest Income
Table 5 – Noninterest Income – Broad-Based Fee Income Growth and a $15 Million Gain on the Sale of Wisconsin Retail Branches Drive Year-over-Year Growth

	2019		2018
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$92	$87	$94	$93	$91	6%	1%
Card and payment processing income	63	56	58	57	56	13	13
Trust and investment management services	43	44	42	43	42	(2)	2
Mortgage banking income	34	21	23	31	28	62	21
Capital markets fees	34	22	34	26	26	55	31
Insurance income	23	21	21	19	21	10	10
Bank owned life insurance income	15	16	16	19	17	(6)	(12)
Gain on sale of loans and leases	13	13	16	16	15	0	(13)
Securities gains (losses)	(2)	0	(19)	(2)	0	NM	NM
Other income	59	39	44	40	40	51	48
Total noninterest income	$374	$319	$329	$342	$336	17%	11%
See Pages 10-11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2019 second quarter increased $38 million, or 11%, from the year-ago quarter. Other income increased $19 million, or 48%, as a result of the $15 million gain on the sale of the Wisconsin retail branches and a $5 million mark-to-market adjustment on economic hedges. Capital markets fees increased $8 million, or 31%, driven by increased underwriting activity primarily associated with the Hutchinson, Shockey, Erley & Co. acquisition. Card and payment processing income increased $7 million, or 13%, primarily due to continued household and business activity growth. Mortgage banking income increased $6 million, or 21%, primarily reflecting higher overall salable spreads.
Compared to the 2019 first quarter, total noninterest income increased $55 million, or 17%. Other income increased $20 million, or 51%, as a result of the $15 million gain on the sale of the Wisconsin retail branches and a $5 million mark-to-market adjustment on economic hedges. Mortgage banking income increased $13 million, or 62%, primarily reflecting seasonally higher origination volume. Capital markets fees increased $12 million, or 55%, primarily driven by the $6 million of unfavorable commodities derivatives mark-to-market adjustments in the prior quarter and increased interest rate derivative and underwriting activity. Card and payment processing income increased $7 million, or 13%, primarily due to continued household and business activity growth. Service charges on deposit accounts increased $5 million, or 6%, primarily reflecting seasonality.

Noninterest Expense
Table 6 – Noninterest Expense – Continued Thoughtful Investment in Colleagues and Technology

	2019		2018
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$428	$394	$399	$388	$396	9%	8%
Outside data processing and other services	89	81	83	69	69	10	29
Net occupancy	38	42	70	38	35	(10)	9
Equipment	40	40	48	38	38	0	5
Deposit and other insurance expense	8	8	9	18	18	0	(56)
Professional services	12	12	17	17	15	0	(20)
Marketing	11	7	15	12	18	57	(39)
Amortization of intangibles	12	13	13	13	13	(8)	(8)
Other expense	62	56	57	58	50	11	24
Total noninterest expense	$700	$653	$711	$651	$652	7%	7%
(in thousands)
Average full-time equivalent employees	15.8	15.7	15.7	15.8	15.7	1%	1%
See Page 10 of Quarterly Financial Supplement for additional detail.

Total noninterest expense for the 2019 second quarter increased $48 million, or 7%, from the year-ago quarter. Personnel costs increased $32 million, or 8%, primarily reflecting the implementation of annual merit increases in the 2019 second quarter, increased incentive compensation, and strategic hiring. Outside data processing and other services increased $20 million, or 29%, primarily driven by higher technology investment costs. Other expense increased $12 million, or 24%, primarily as a result of a $5 million Columbus Foundation donation in the 2019 second quarter and the impact of the new lease accounting standard on personal property tax expense. Deposit and other insurance expense decreased $10 million, or 56%, due to the discontinuation of the FDIC surcharge in the 2018 fourth quarter. Marketing decreased $7 million, or 39%, reflecting the timing of marketing campaigns and deposit promotions. Additionally, included in total noninterest expense during the quarter was $2 million of transaction-related expense associated with the sale of the Wisconsin retail branches.
Total noninterest expense increased $47 million, or 7%, from the 2019 first quarter. Personnel costs increased $34 million, or 9%, primarily reflecting the timing of equity compensation expense in the second quarter and higher wages and incentive compensation. Outside data processing and other services increased $8 million, or 10%, primarily driven by higher technology investment costs. Other expense increased $6 million, or 11%, primarily as a result of a $5 million Columbus Foundation donation in the 2019 second quarter. Net occupancy decreased $4 million, or 10%, reflecting a decrease of seasonal expenses partially offset by a $3 million impairment of a corporate building.

Table 7 – Credit Quality Metrics – NCOs Below Low End of Average Through-the-Cycle Target Range

	2019		2018
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$425	$417	$340	$370	$378
Total other real estate	14	18	23	27	28
Other NPAs (1)	21	26	24	6	6
Total nonperforming assets	460	461	387	403	412
Accruing loans and leases past due 90 days or more	152	147	170	154	132
NPAs + accruing loans and lease past due 90 days or more	$612	$608	$557	$557	$544
NAL ratio (2)	0.57%	0.56%	0.45%	0.50%	0.52%
NPA ratio (3)	0.61	0.61	0.52	0.55	0.57
(NPAs+90 days)/(Loans+OREO)	0.82	0.81	0.74	0.76	0.75
Provision for credit losses	$59	$67	$60	$53	$56
Net charge-offs	48	71	50	29	28
Net charge-offs / Average total loans	0.25%	0.38%	0.27%	0.16%	0.16%
Allowance for loans and lease losses (ALLL)	$774	$764	$772	$761	$741
Allowance for unfunded loan commitments and letters of credit	101	100	96	97	93
Allowance for credit losses (ACL)	$875	$864	$868	$858	$834
ALLL as a % of:
Total loans and leases	1.03%	1.02%	1.03%	1.04%	1.02%
NALs	182	183	228	206	197
NPAs	168	166	200	189	180

(1)	Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Overall asset quality performance remained consistent with prior periods. The consumer portfolio metrics continue to reflect our focus on high quality borrowers.  The commercial portfolios have generally performed consistently, with some quarter-to-quarter volatility as a result of the absolute low level of problem loans.
Nonperforming assets (NPAs) increased to $460 million, or 0.61% of total loans and leases and OREO from the year-ago quarter. Nonaccrual loans and leases increased $47 million, or 12%, to $425 million, or 0.57% of total loans and leases. The year-over-year increase was centered in the C&I portfolio and was partially offset by a decrease in the commercial real estate, residential mortgage, and home equity portfolios. OREO balances decreased $14 million, or 50%, primarily reflecting a continued reduction in residential properties. On a year-over-year basis, there was also an increase in Other NPAs associated with the securities portfolio. On a linked quarter basis, NALs increased $8 million, or 2%, while NPAs decreased $1 million, or less than 1%.
The provision for credit losses increased $3 million year-over-year to $59 million in the 2019 second quarter. Net charge-offs increased $20 million to $48 million, centered in the commercial portfolio, as consumer losses were relatively consistent. NCOs represented an annualized 0.25% of average loans and leases in the current quarter, down from 0.38% in the prior quarter and up from 0.16% in the year-ago quarter. We remain confident in the long-term performance of our credit portfolios.
The allowance for loan and lease losses as a percentage of total loans and leases increased to 1.03% compared to 1.02% a year ago, while the ALLL as a percentage of period-end total NALs decreased to 182% from 197% over the same period. The modest increase in the ALLL was primarily a result of loan growth and portfolio management activity. We believe the levels of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 8 – Capital Ratios – Managing Capital Ratios within Targeted Ranges

	2019		2018
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	7.80%	7.57%	7.21%	7.25%	7.78%
Common equity tier 1 risk-based capital ratio (1)	9.88%	9.84%	9.65%	9.89%	10.53%
Regulatory Tier 1 risk-based capital ratio (1)	11.28%	11.25%	11.06%	11.33%	11.99%
Regulatory Total risk-based capital ratio (1)	13.13%	13.11%	12.98%	13.36%	13.97%
Total risk-weighted assets (1)	$86.3	$86.0	$85.7	$83.6	$83.0

(1)	June 30, 2019 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.80% at June 30, 2019, up 2 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.88%, down from 10.53% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.28% compared to 11.99% at June 30, 2018. All capital ratios were impacted by the repurchase of 71.8 million common shares over the last four quarters. We completed the 2018 capital plan's share repurchase authorization with the repurchase of $152 million of common stock during the 2019 second quarter at an average cost of $13.40 per share.

Income Taxes
The provision for income taxes was $63 million in the 2019 second quarter compared to $57 million in the 2018 second quarter. The effective tax rates for the 2019 second quarter and 2018 second quarter were 14.6% and 13.8%, respectively. The 2019 second quarter and 2018 second quarter included $4 million and $5 million, respectively, of tax benefits related to stock-based compensation.
At June 30, 2019, we had a net federal deferred tax liability of $222 million and a net state deferred tax asset of $34 million.

Expectations - 2019
With the assumption of two interest rate cuts in the second half of 2019, full-year revenue is expected to increase approximately 3% to 4.5% versus 2018. The full-year NIM is expected to be in the 3.25% to 3.30% range on a GAAP basis. Full-year noninterest expense is expected to increase approximately 1% to 2.5%.
Average loans and leases are expected to increase approximately 4% to 5% on an annual basis. Average total deposits are expected to increase approximately 2% to 3% on an annual basis.
Asset quality metrics are expected to remain better than our average through-the-cycle target ranges, with some moderate quarterly volatility.
The effective tax rate for the remainder of 2019 is expected to be in the range of 15.5% to 16.5%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 25, 2019, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13691869. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through August 2, 2019 at (877) 660-6853 or (201) 612-7415; conference ID #13691869.
Please see the 2019 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,             http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $108 billion of assets and a network of 868 full-service branches, including 12 Private Client Group offices, and 1,687 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2018 Annual Report on Form 10-K, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those which may be described from time to time in Huntington’s filings with the Securities and Exchange Commission.

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